Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated March 14, 2022 (“Effective Date”), is between Coya Therapeutics, Inc. (the “Company”) and David Snyder (“Executive”).

1.Position, Responsibilities, and term

a.Position. Executive is employed by the Company to render services to the Company in the position of Chief Financial Officer / Chief Operating Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company’s Board of Directors (“Board”) (“Services”). Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Executive will devote Executive’s full time efforts to the provision of Services under this Agreement. If the Executive is transferred to another position within the Company by the Board during the Term, Executive will continue to receive the compensation and benefits set forth in Section 2.

b.Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) be employed elsewhere; (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; or (iii) acquire any interest of any type in any other business which is in competition with the Company, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to one percent (1%) of the outstanding equity interests of any publicly-held company.

c.No Conflict. Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

d.Term of Employment. The initial term of this Agreement shall be for a period of (i) two (2) years after the Effective Date of this Agreement (“Initial Term”); or (ii) the date upon which Executive’s employment is terminated in accordance with Section 3. This Agreement shall be automatically renewed for additional one (1) year terms (each an “Extension Term”) upon the expiration of the Initial Term and each Extension Term, unless either party gives the other party a written notice of termination not less than thirty (30) days prior to the date of expiration of the Initial Term or any Extension Term (together, the Initial Term and all Extension Terms are referred to herein as the “Term”). Where the Agreement is terminated upon notice and the expiration of the Initial Term or an Extension Term, the Company shall pay to Executive all compensation to which Executive is entitled

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up through the effective date of termination according to its normal payroll practices, and the Company shall not have any further obligations under this Agreement.

2.Compensation and Benefits

a.Base Salary. In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive a gross salary at the rate of $350,000 per year (“Base Salary”), less applicable withholdings . The Base Salary shall be paid in accordance with the Company’s normal payroll practices. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

b.Annual Bonus. In further consideration of the Services to be rendered under this Agreement, Executive shall be eligible to receive an annual bonus of up to 35 % of Base Salary, less applicable withholdings, based on achievement of goals and objectives established by the Company (“Annual Bonus”). Any Annual Bonus earned by Executive will be paid within two-and-one-half months of the end of the year in which it was earned. Executive must remain employed with the Company through the end of the calendar year at issue in order to be eligible to receive the Annual Bonus.

c.Employment Benefits Plans. In further consideration of the Services to be rendered under this Agreement, Executive will be entitled to participate in pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

d.Vacation. Executive shall be eligible to receive paid vacation consistent with the policies and procedures adopted by the Company, if any, in its sole discretion.

e.Equity Plan. Option Equity plan (1% at contract and 1% after next options pool refresh, to be issued at that time with new issuance), vesting over 3 years with a 1 year cliff and standard clauses.

f.Expenses. The Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy.

3.At-Will Employment

The employment of Executive shall be “at-will” at all times. The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Fallowing the

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termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination. Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 4.

4.Company Termination Obligations

a.Termination by Company for Cause. Where the Company terminates Executive’s employment for Cause, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3. For purposes of this Agreement, “Cause” shall mean: (i) Executive engages in misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (iii) Executive breaches this Agreement; (iv) Executive refuses to implement or follow a lawful policy or directive of the Company; (v) Executive engages in misfeasance or malfeasance demonstrated by Executive’s failure to perform Executive’s job duties diligently and/or professionally; or (vi) Executive violates a Company policy or procedure which causes harm to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation.

b.Termination by Company without Cause. Where the Company terminates Executive’s employment without Cause, and Executive’s employment is not terminated due to death or Disability (as defined below), Executive will be eligible to receive continued payment of Base Salary for nine (9) months according to the Company’s normal payroll practices, less applicable withholdings and any remuneration paid to Executive during each applicable Company payroll period because of Executive’s employment or self-employment during such period. Executive’s eligibility to receive the severance set forth in this Section 4(b) is conditioned on Executive having first signed the Company’s form severance and general release agreement in the form provided by the Company and the release becoming irrevocable by its terms within fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service, as such term is defined in Section 4(g)). All other obligations of the Company under this Agreement shall cease.

c.Termination Due to Disability. Executive’s employment shall terminate automatically if Executive becomes Disabled.• Executive shall be deemed Disabled if Executive is unable for medical reasons to perform Executive’s essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve (12) month period and, within thirty (30) days after a notice of termination is given to Executive, Executive has not returned to work. If Executive’s employment is terminated by the Company due to Executive’s Disability, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

d.Termination Due to Death. Executive’s employment shall terminate automatically upon Executive’s death. If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

e.Executive’s Resignation. Executive may resign Executive’s employment at any time during the Term of this Agreement pursuant to Section 3, and thereafter, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

f.Timing of Payments. In the event that Executive becomes entitled to receive continued payment of Base Salary pursuant to Section 4(b), Executive shall not be entitled to receive any such payments until the Company’s first payroll date that is coincident with or next following the date that is fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service) and any payments that otherwise would have been paid to Executive during such period shall be paid to Executive with the first installment paid to Executive following the end of such period. Any pro-rated Annual Bonus that becomes payable to Executive pursuant to Section 4(b) shall be paid to Executive in a lump sum payment on the date that Executive receives the first installment payment of continued Base Salary as provided in the preceding sentence.

g.Section 409A; Delayed Payments. To the extent applicable, the provisions in this Section 4 are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and guidance promulgated thereunder (“409A”) and this Agreement shall be administered and construed in a manner consistent with this intent. In the event that any compensation that becomes payable to Executive pursuant to this Section 4 qualifies as a deferral of compensation within the meaning of and subject to 409A, then, notwithstanding anything to the contrary in this Agreement (i) such compensation shall be paid to Executive only in the event of Executive’s “separation from service” with the Company within the meaning of 409A (“Separation from Service”) and (ii) payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six (6) months from the date of Executive’s Separation from Service. On the Company’s first payroll date that occurs after the end of such six-month period, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 4(g). To the extent applicable, each and every payment to be made pursuant to Section 4(b) shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

5.Executive Termination Obligations

a.Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b.Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

c.Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 6 and 7 herein (including Exhibits A and B) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

6.Inventions and Proprietary Information

Executive agrees to sign and be bound by the terms of the Proprietary Information and Inventions Agreement, which is attached as Exhibit A (“ Proprietary Information Agreement”).

7.Arbitration

Executive agrees to sign and be bound by the terms of the Mutual Arbitration Agreement, which is attached as Exhibit B (“Mutual Arbitration Agreement”).

8.Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing signed by Executive and by the Company’s Board. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.Assignment; Binding Effect

a.Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party.

11.Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.Taxes

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

13.Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

14.Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.Obligations Survive Termination of Employment

Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to Exhibits A and B, shall survive the termination of employment and the termination of this Agreement.

16.Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Award Agreement, Proprietary Information Agreement, and Mutual Arbitration Agreement. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

19.Executive Acknowledgement

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

COYA THERAPEUTICS, INC.		EMPLOYEE

By:	/s/ Howard Berman	/s/ David Snyder

Howard Berman, CEO		David Snyder

Dated:	2/11/22	Dated:	2/11/2022

EXHIBIT A

PROPRIETARY INFORMATION AGREEMENT

EXHIBITB

MUTUAL ARBITRATION AGREEMENT